As filed with the Securities and Exchange Commission on October 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE STATE REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	37-1645259
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Grand Central Place 60 East 42nd Street New York, NY	10065
(Address of principal executive offices)	(Zip code)

EMPIRE STATE REALTY TRUST, INC.

EMPIRE STATE REALTY OP, L.P.

2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Anthony E. Malkin

Chairman, Chief Executive Officer and President

c/o Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Class A Common Stock, $0.01 par value per share	12,219,505	$ 13.00	$ 158,853,565	$ 20,460.34

(1)	Represents the maximum number of shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2013 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(2)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the initial public offering price of the Registrant’s Class A Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission on October 3, 2013 pursuant to Rule 424(b) under the Securities Act.
(3)	The Registrant previously paid fees of $114,600.00 and $31,832.35 in connection with the filings of its registration statement on Form S-11 (File No. 333-179485) with the Securities and Exchange Commission on February 13, 2012 and September 27, 2013, respectively, to register shares at a proposed maximum aggregate offering price of $1,233,375,000 (the “S-11 Registration Statement”). The Registrant intends to sell up to 82,225,000 shares of its Class A Common Stock (including 10,725,000 shares of its Class A Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares) at $13.00 per share under the S-11 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting a portion of the registration fee of $20,460.34 due under this registration statement against the $8,754.80 that is remaining from the registration fee paid in connection with the S-11 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent or given to participants under the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2013 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Empire State Realty Trust, Inc. (referred to herein as “we,” the “Registrant,” or the “Company”) with the SEC are incorporated by reference in this registration statement:

(a) Our prospectus, dated October 1, 2013 filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(b) The description of our Class A Common Stock, contained in our Registration Statement on Form 8-A filed with the SEC on September 30, 2013 to register the Common Stock under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Unless expressly incorporated into the registration statement, documents or information furnished and not filed on Form 8-K in accordance with the rules of the SEC prior to or subsequent to the date hereof shall not be incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our equity incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our equity incentive plan, to the maximum extent permitted by Maryland law.

We have entered, or expect to enter, into indemnification agreements with each of our directors, executive officers and chairmen emeritus, and certain other parties providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and chairman emeritus and (ii) our executive officers, chairman emeritus and certain other parties who are former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our operating partnership’s partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability and, pursuant to the indemnification agreements, we will be required to maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1*	Articles of Amendment and Restatement of Empire State Realty Trust, Inc. (Incorporated by reference to Exhibit 3.1 to Amendment No. 8 to the Company’s Registration Statement on Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.)

3.2*	Bylaws of Empire State Realty Trust, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (Registration No. 333- 179485), filed with the SEC on February 13, 2012.)

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2013 Equity Incentive Plan

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

99.1*	Form of Restricted Stock Agreement (Performance-Based) (Incorporated by reference to Exhibit 10.4 to Amendment No. 8 to the Company’s Registration Statement on Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.)

99.2*	Form of Restricted Stock Agreement (Time-Based) (Incorporated by reference to Exhibit 10.5 to Amendment No. 8 to the Company’s Registration Statement on Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.)

Exhibit No.	Description

99.3*	Form of LTIP Agreement (Performance-Based) (Incorporated by reference to Exhibit 10.6 to Amendment No. 8 to the Company’s Registration Statement on Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.)

99.4*	Form of LTIP Agreement (Time-Based) (Incorporated by reference to Exhibit 10.7 to Amendment No. 8 to the Company’s Registration Statement on Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013.)

*	Incorporated by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 7, 2013.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Anthony E. Malkin
	Name:	Anthony E. Malkin
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Anthony E. Malkin	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	October 7, 2013
Anthony E. Malkin

By:	/s/ David A. Karp	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)	October 7, 2013
David A. Karp